Exhibit 16.1

■ Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 67067, Israel	■ Phone: 972-3-6232525 Fax: 972-3-5622555

June 26, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of the Form 8-K dated June 26, 2006 of Arotech Corporation (the “Registrant”) and are in agreement with the statements concerning our firm contained in the first through fifth paragraphs of such Item 4.01. We have no basis to agree or disagree with other statements of the Registrant contained therein.

With regard to the Registrant’s statements concerning the material weaknesses in internal control to prepare financial statements included in the fourth and fifth paragraphs of Item 4.01, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the Registrant’s 2005 and 2004 financial statements.

                                                Sincerely,

                                                /s/ Kost Forer Gabbay & Kasierer

                                                Kost Forer Gabbay & Kasierer
                                                A Member of Ernst & Young Global